UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2010

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA	95052-8039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 3, 2010, Yvonne Weatherford, who as Corporate Vice President, Corporate Controller has served as the principal accounting officer of Applied Materials, Inc. (“Applied”) since 2005, was appointed to a new position. Effective March 22, 2010, Ms. Weatherford will become Corporate Vice President, Segment CFO of Applied Global Services.

(c) On March 3, 2010, Applied appointed Thomas Timko as Corporate Vice President, Corporate Controller and Chief Accounting Officer, effective March 22, 2010.

Mr. Timko, age 41, will join Applied from Delphi Automotive LLP (“Delphi”), a leading global supplier of electronics and other technology for autos, commercial and other vehicles. Mr. Timko joined Delphi in June 2006 as Controller and became Chief Accounting Officer in August 2006. From 2004 to 2006, Mr. Timko was the Assistant Controller at The Interpublic Group of Companies, Inc., a global advertising and marketing services company. From 2002 to 2004, Mr. Timko was with Dover Corporation, where he served as Assistant Controller. Mr. Timko began his career in 1991 with PricewaterhouseCoopers LLC. Mr. Timko is a certified public accountant and a current member of the American Institute of Certified Public Accountants and the Michigan and New Jersey Societies of Certified Public Accountants.

Mr. Timko will receive an annual base salary of $350,000, and he will be eligible to receive a bonus of up to 75% of his base salary (pro-rated from his start date) under the Applied Incentive Plan. Mr. Timko will also receive a sign-on and retention bonus of $125,000 payable 30 days after his start date. This bonus amount may be required to be repaid if he resigns or Applied terminates his employment within one year of his start date, in a ratable amount depending on the length of his employment.

Mr. Timko will also receive a grant of 50,000 restricted stock units, which are scheduled to vest in equal annual installments over a four year period subject to Mr. Timko’s continued employment through each vesting date. He is also entitled to receive certain relocation and home sale benefits. If Applied terminates Mr. Timko’s employment without cause during his first year with the company, he will be eligible to receive a payment equal to 12 months of his base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: March 9, 2010

	By:	/s/ JOSEPH J. SWEENEY
Joseph J. Sweeney Senior Vice President General Counsel and Corporate Secretary